                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                WD-40 COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                WD-40 COMPANY
                              1061 Cudahy Place
                                P.O. Box 80607
                       San Diego, California 92138-0607

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

     The 1998 Annual Meeting of the Shareholders will be held at San Diego Museum of Art, Copley Auditorium, Balboa Park, San Diego, California 92101, on Tuesday, December 15, 1998, at 2:00 p.m. for the following purposes:

     1. To elect a Board of Directors for the ensuing year and until their successors are elected and qualified;
     2. To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year 1999; and
     3. To consider and act upon such other business as may properly come before the meeting.

     Only the shareholders of record at the close of business on October 19, 1998 are entitled to vote at the meeting.

                                           By Order of the Board of Directors
                                                            Harlan F. Harmsen
                                                                    Secretary

San Diego, California
November 12, 1998

                               PROXY STATEMENT

                             GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WD-40 Company for use at its Annual Meeting of Shareholders to be held on December 15, 1998, and at any adjournment or adjournments thereof. This Proxy Statement and enclosed form of Proxy are first sent to shareholders on or about November 12, 1998.

     At the meeting, the shareholders of WD-40 Company will vote to elect the Board of Directors for the ensuing year and to ratify the selection of PricewaterhouseCoopers LLP as the Company's independent accountants.
Detailed information concerning these matters is set forth below. Management knows of no other business to come before the meeting.

     The close of business on October 19, 1998 is the record date for shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders of WD-40 Company. On October 19, 1998, WD-40 Company had outstanding 15,579,688 Common Shares. Shareholders of record entitled to vote at the meeting will have one vote for each share so held on the matters to be voted upon. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum.

     If the enclosed form of Proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. Except as described herein with respect to broker non-votes, if no specification is made, the shares will be voted by the proxy holder as set forth on the Proxy. A Proxy may be revoked by attendance at the meeting or by filing a Proxy bearing a later date with the Secretary of the Company.

     The cost of soliciting proxies will be borne by the Company.
Solicitations other than by mail may be made by telephone or in person by employees of the Company for which the expense will be nominal.

                           PRINCIPAL SECURITY HOLDERS

     The following table sets forth information concerning those persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company.

                                            AMOUNT AND NATURE
                                         OF BENEFICIAL OWNERSHIP       PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER        OCTOBER 19, 1998           OF CLASS
------------------------------------     -----------------------       --------
Mario L. Crivello                            1,006,080(1)                 6.5%
San Diego, California

Margaret L. Roulette                           785,323(2)                 5.0%
San Diego, California

1. Mr. Crivello has sole voting and investment power over 896,815 shares held in trust for the benefit of his mother and remainder beneficiaries. He also has sole voting and investment power over 14.780 shares held as custodian for children and 94,485 shares held directly.

2. Mrs. Roulette has sole voting and investment power over all shares held in trust for the benefit of herself and remainder beneficiaries.

                     NOMINEES FOR ELECTION AS DIRECTORS
                    AND SECURITY OWNERSHIP OF MANAGEMENT

     Unless marked to the contrary, the Proxies received will be voted for the election of the ten nominees named below to serve as Directors until the next Annual Meeting of Shareholders and until their successors are elected or appointed. In the event any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, his or her Proxy will be voted for a nominee designated by the present Board of Directors to fill such vacancy.

     Each shareholder entitled to vote at the Annual Meeting has the right to vote his or her shares cumulatively for the election of Directors, provided at least one shareholder has given notice at the meeting of his or her intention to vote cumulatively. If cumulative voting is in effect, each shareholder will be entitled to cast as many votes as there are Directors to be elected multiplied by the number of shares registered in his or her name on the record date, and to cast all such votes for one candidate or to distribute such votes among the nominees in accordance with his or her choice.

     If cumulative voting is in effect at the Annual Meeting, unless otherwise indicated by the shareholder, the persons named in the enclosed form of Proxy will vote, in their discretion, for one or more of the nominees for whom authority was not withheld and will cumulate votes in such a manner so as to assure the election of the maximum number of the nominees of the Board.

     To be elected as a Director, a nominee must receive the affirmative vote of a plurality of votes of Common Shares present or represented at the meeting and entitled to vote for the election of Directors, whether cumulative voting is in effect or not. Withheld votes and broker non-votes (which are treated as "withheld" votes) are not counted as votes in favor of any nominee.

     Articles III, Section 2 of the By-Laws of the Company, duly adopted by its shareholders on November 25, 1997, provides that the authorized number of Directors of the Company shall be not less than nine nor more than twelve until changed by amendment of the Articles of Incorporation or by a by-law duly adopted by the shareholders. The exact number of Directors is to be fixed from time to time by a by-law or amendment thereof duly adopted by the shareholders or by the Board of Directors. The number of Directors was fixed at ten upon adoption of Article III, Section 2 of the By-Laws by the shareholders on November 25, 1997.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, including beneficial ownership of the Company's common stock, for the ten nominees, for the executive officers named in the Summary Compensation Table on Page 7, and for all Directors and executive officers as a group.

                                                                                 AMOUNT AND NATURE OF BENEFICIAL
                                          PRINCIPAL                 DIRECTOR      OWNERSHIP-OCTOBER 19, 1998(1)
NOMINEE                  AGE             OCCUPATION                  SINCE          NUMBER      PERCENT OF CLASS
----------------------------------------------------------------------------------------------------------------
John S. Barry             74         Retired; Former Chief            1970          406,085            2.6%
                                 Executive Officer and Present
                                     Chairman, WD-40 Company

Mario L. Crivello         58               Investor                   1994        1,006,080(2)         6.5

Daniel W. Derbes          68     President, Signal Ventures           1984            1,000             *

Harlan F. Harmsen         71          Retired Attorney;               1977            6,400(3)          *
                                 Secretary, WD-40 Company

Jack L. Heckel            67     Retired; Former President and        1989            4,080             *
                                   Chief Operating Officer,
                                            GenCorp

Garry O. Ridge            42     President and Chief Executive        1997           24,505(4)          *
                                    Officer, WD-40 Company

Margaret L. Roulette      74                Investor                  1977          785,323(5)         5.0

Gerald C. Schleif         63       Retired; Former President          1989           55,292             *
                                 and Chief Executive Officer,
                                          WD-40 Company

C. Fredrick Sehnert       67       Retired; Former Chairman           1983              813             *
                                 and Chief Executive Officer,
                                      Laser Precision Corp.

Edward J. Walsh           66    President, The Sparta Group, Ltd.     1988            1,000             *

EXECUTIVE OFFICERS
------------------

Michael L. Freeman       45       Vice President Administration,      N/A            17,288(6)          *
                                         WD-40 Company

Graham P. Milner         44           Senior Vice President,          N/A            25,056(7)          *
                                   The Americas, WD-40 Company

William B. Noble         40         Managing Director Europe,         N/A            16,364(8)          *
                                    WD-40 Company Ltd. (U.K.)

All Directors and
Executive Officers
as a Group                                                                        2,358,069(9)        15.1

  *  Less than one (1) percent.

(1)  All shares owned directly unless otherwise indicated.

(2) Mr. Crivello has sole voting and investment power over 896,815 shares held in trust for the benefit of his mother and remainder beneficiaries. He also has sole voting and investment power over 14,780 shares held as custodian for children and 94,485 shares held directly.

(3) Mr. Harmsen has sole voting and investment power over 400 shares held in trust for others and 6,000 shares held directly.

(4) Mr. Ridge has the right to acquire 16,424 shares upon exercise of stock options. Mr. Ridge has voting power over 521 shares held under the Company's Employee Stock Ownership Plan.

(5) Mrs. Roulette has sole voting and investment power over all shares held in trust for herself and remainder beneficiaries.

(6) Mr. Freeman has the right to acquire 14,338 shares upon exercise of stock options. Mr. Freeman has voting power over 710 shares held under the Company's Employee Stock Ownership Plan.

(7) Mr. Milner has the right to acquire 22,958 shares upon exercise of stock options. Mr. Milner has voting power over 716 shares held under the Company's Employee Stock Ownership Plan.

(8) Mr. Noble has the right to acquire 16,364 shares upon exercise of stock options.

(9) Total includes the rights of executive officers to acquire 77,459 shares upon exercise of stock options and also includes 1,947 shares held under the Company's Employee Stock Ownership Plan over which individual executive officers have voting power.

NOMINEES FOR ELECTION AS DIRECTORS

     John S. Barry joined the Company in 1969 as President, became a Director in 1970 and served as Treasurer from 1972 until 1989. He served as Chief Executive Officer from 1990 until 1992. Mr. Barry was elected Chairman of the Board in 1990.

     Mario L. Crivello was elected to the Board of Directors in 1994 following the death of his father, Sam Crivello, a Company founder. Mr. Crivello is retired, having been the managing owner and master of Tuna Purse Seiners.

     Daniel W. Derbes was elected to the Board of Directors in 1984. He is President of Signal Ventures, a venture capital firm. Mr. Derbes served as President of Allied-Signal International, Inc. and Executive Vice President of the parent corporation until his retirement in 1988. Mr. Derbes is also a director of Sempra Energy Corporation (and its subsidiaries, San Diego Gas & Electric Company, Enova Corporation and Southern California Gas Co.) as well as Oak Ind., Inc.

     Harlan F. Harmsen practiced law in San Diego, California from 1957 to 1989. He has been a Director of the Company since 1977 and was named Secretary of the Company in 1982.

     Jack L. Heckel was elected to the Board of Directors in 1984. He served as President and Chief Operating Officer of GenCorp from 1987 through 1993. He was named President of Aerojet General (a division of GenCorp) in 1981 and was elected Chairman of the Board in 1984. Mr. Heckel joined Aerojet General in 1956 and served as a Group Vice President from 1977 through 1981. Mr. Heckel is also a director of San Diego based Advanced Tissue Sciences, Inc. and Wisconsin based Applied Power Corporation.

     Garry O. Ridge joined WD-40 Company in 1987 as Managing Director, WD-40 Company (Australia) Pty. Ltd. Mr. Ridge was responsible for company operations throughout the Asia Pacific region. Mr. Ridge transferred to the corporate office in September 1994 as Director-International Operations and was elected Vice President-International in June 1995. He was elected to the position of Executive Vice President/Chief Operating Officer in December 1996, was named President and Chief Executive Officer as of October 1, 1997, and was elected to the Board of Directors on November 25, 1997. Prior to joining WD-40 Company Mr. Ridge was Managing Director of Mermax Pacific Pty. Ltd. and held a number of senior management positions with Hawker Pacific Pty. Ltd. (a Hawker Siddeley PLC Group Company) which was the licensee for WD-40.

     Margaret L. Roulette is the sister of Mrs. John S. Barry and is the widow of Robert S. Roulette, a former Director and founder of the Company. Mrs. Roulette is an investor. She has been a Director since 1977.

     Gerald C. Schleif joined the Company in 1969 as Marketing Manager. Mr. Schleif served as Chief Executive Officer from 1992 and as Company President from 1990 through September 1997. He has held elected offices of Vice President-Marketing, Executive Vice President, Treasurer and Chief Operating Officer. Mr. Schleif has been a Director since 1989.

     C. Fredrick Sehnert has been a Director of the Company since 1983. Mr. Sehnert served as Chairman and Chief Executive Officer of Laser Precision Corp. from 1991 through 1994. Previously, he served as President of Wavetek Corporation from 1988 until 1991. He was President of Software Products International, Inc. from 1986 until 1988. Mr. Sehnert was employed by Kratos, Inc. from 1976 through 1984, serving as Chairman and Chief Executive Officer from 1981 until 1984.

     Edward J. Walsh was elected to the Board of Directors in 1988. He is President of The Sparta Group, Ltd., a business consulting organization. Mr. Walsh was employed by The Dial Corporation and its predecessor, Armour-Dial Corporation, for 27 years, serving as its President and Chief Executive Officer from 1984 to 1987. He is also a director of Guest Supply, Inc. and Nortrust of Arizona Holding Corporation.

RELATED PARTY TRANSACTION

     The Company's Director of Operations is Randall Barry who is the son of John S. Barry. Randall Barry has been an employee of the Company since 1984. For fiscal year 1998, Randall Barry received total cash compensation in the amount of $95,180 and employer contributions to the Company's Pension and Profit Sharing Plans were allocable to his account in the amount of $17,446.

COMPENSATION, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During fiscal 1998, outside directors received $10,000 as an annual fee and $1,000 for each Board meeting attended. On September 29, 1998, the Board of Directors adopted new policies for the compensation of outside directors to be effective January 1, 1999. Each outside director will receive an annual fee of $15,000, payable in quarterly installments. The Board also adopted a policy to provide for the issuance of 250 shares annually of restricted common stock of the Company to each non-employee member of the Board of Directors in lieu of $5,000 of cash compensation. The issuance of shares in lieu of cash compensation is intended to be mandatory for any director who does not hold shares of the Company having a fair market value of at least $50,000 and optional for all other directors. The shares would not become vested for resale for a period of five years except in the event of death or retirement from the Board. The number of shares to be issued will be reviewed annually to account for changes in the price of the shares on the open market. The Board of Directors will adopt a formal Restricted Stock
Plan for Non-Employee Directors prior to the issuance of any shares pursuant to this policy.

     There were five scheduled meetings of the Board of Directors during the last fiscal year. All directors attended 100 percent of the meetings of the Board and of all committees on which each director served. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors does not have a Nominating Committee.

     The Audit Committee is comprised of Edward J. Walsh (Chairman), Jack L. Heckel and C. Fredrick Sehnert. One meeting was held during the last fiscal year to consider the annual audit and review the audit with the independent accountants after its completion. The Audit Committee also provides its recommendations to the full Board of Directors with respect to the selection and appointment of independent accountants for the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee for the past fiscal year was comprised of Daniel W. Derbes (Chairman), Jack L. Heckel, C. Fredrick Sehnert and Edward
J. Walsh, all of whom are outside directors.

     The function of the Compensation Committee is to provide guidance to the Board of Directors and oversight for all executive compensation and benefit programs. The Committee provides recommendations for base salary and incentive compensation awards for the CEO and executive officers. The Compensation Committee also serves as the Stock Option Committee with authority to grant options and administer the Company's Incentive Stock Option Plans. The Compensation Committee met twice during the last fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's stock, to file with the Securities Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. Reporting persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the last fiscal year and written representations that no other reports were required, all Section 16(a) requirements were complied with by all persons required to report with respect to the Company's stock during the last fiscal year except that Michael L. Freeman, Vice President, Administration, filed one late report. One transaction was not reported on a timely basis by Mr. Freeman. On February 9, 1998 Mr. Freeman filed an amended report on Form 4 for the month of October, 1997 to report the exercise of stock options in addition to the stock options that had been reported on a timely basis.

                        EXECUTIVE COMPENSATION

     The following table shows information for the three (3) fiscal years ended August 31, 1998 concerning the Company's Chief Executive Officers and each of the highest paid executive officers whose annual salary and bonus compensation exceeded $100,000.

                        SUMMARY COMPENSATION TABLE(1)

                                                                             LONG TERM               ALL OTHER
                                 FISCAL YEAR     ANNUAL COMPENSATION    COMPENSATION AWARDS(2)     COMPENSATION(3)
NAME AND PRINCIPAL POSITION     ENDED AUG. 31    SALARY ($) BONUS ($)      STOCK OPTIONS(#)             ($)
---------------------------     -------------    --------------------   ----------------------     ---------------
Gerald C. Schleif(4)               1998          $ 35,000   $ 60,000(5)          -0-                $ 50,500(6)
 Chief Executive Officer           1997           265,000    195,000          16,000                  25,000
                                   1996           250,000    215,000          16,000                  29,000

Garry O. Ridge                     1998          $255,000   $150,000          16,000                $ 26,000(7)
 Chief Executive Officer           1997           145,000     50,000           7,000                  25,000
                                   1996           120,000     71,000           7,000                  25,000

Graham P. Milner                   1998          $140,000   $ 55,000           6,000                $ 26,000(7)
 Senior Vice President,            1997           125,000     40,000           5,000                  25,000
 The Americas                      1996           109,000     52,000           5,000                  25,000

Michael L. Freeman                 1998          $135,000   $ 55,000           6,000                $ 26,000(7)
 Vice President,                   1997           105,000     30,000           5,000                  23,500
 Administration                    1996            95,000     32,000           5,000                  22,700

William B. Noble(8)                1998          $154,500   $ 57,900           6,000                $    -0-
 Managing Director, Europe         1997           126,900     36,700           6,000                     -0-
 WD-40 Company Ltd. (U.K.)         1996            86,600     38,100           5,000                     -0-

(1) No information for Other Annual Compensation, Restricted Stock Awards or Long Term Incentive Payouts has been provided because there was no such reportable compensation awarded to, earned by or paid to the individuals named.

(2) All historical option grant information has been adjusted to account for the 2 for 1 stock split on July 11, 1997.

(3) All Other Compensation includes employer contributions to the Company's Money Purchase Pension Plan, Profit Sharing Plan and 401(k) Employee Stock Ownership Plan

(4) Mr. Schleif served as Chief Executive Officer until September 30, 1997. His employment terminated on October 17, 1997.

(5) Amount received by Mr. Schleif in December 1997 as a severance bonus following his retirement.

(6) Includes directors fees of $11,500 and Supplemental Retirement Plan payments of $39,000.

(7) Includes $24,000 in contributions to the Company's Money Purchase Pension Plan and Profit Sharing Plan and $2,000 in matching contributions to the Company's 401(k) Employee Stock Ownership Plan.

(8) Mr. Noble was employed by the Company in Malaysia during the year ended August 31, 1996 and by the Company's U.K. subsidiary in 1997 and 1998. Compensation amounts have been converted from local currencies at average annual exchange rates for each year.

                                  STOCK OPTIONS

     The following table sets forth stock options granted pursuant to the Restated WD-40 Company 1990 Incentive Stock Option Plan during the last fiscal year to each of the Company's executive officers named in the Summary Compensation Table above.

                          OPTION GRANTS IN LAST FISCAL YEAR (1998)

                                    PERCENT OF TOTAL
                     OPTIONS         OPTIONS GRANTED         EXERCISE
                     GRANTED         TO EMPLOYEES IN           PRICE       EXPIRATION      GRANT DATE
NAME                   (#)           FISCAL YEAR 1998          ($/SH)         DATE          VALUE(1)
--------------------------------------------------------------------------------------------------------
Gerald C. Schleif        -0-              0.0%                 n/a             n/a              n/a

Garry O. Ridge        16,000(2)          10.8%               $ 31.75       9/22/2007        $ 54,576

Graham P. Milner       6,000(3)           4.1                $ 31.75       9/22/2007        $ 20,466

Michael L. Freeman     6,000(4)           4.1                $ 31.75       9/22/2007        $ 20,466

William B. Noble       6,000(5)           4.1                $ 31.75       9/22/2007        $ 20,466


(1) The Grant Date Value of $3.411 per share has been determined using the Black-Scholes Option Valuation model. The following assumptions were used in determining the value: (i) a dividend yield of 5.40%, (ii) expected volatility of .189; (iii) a ten-year risk-free rate of return of 4.03%; and (iv) exercise ten years from the grant date.

(2) Mr. Ridge's incentive stock options are exercisable as to 2,222 shares on January 1, 2000, as to 3,149 shares on January 1, 2001, as to 3,149 shares on January 1, 2002, as to 3,149 shares on January 1, 2003, as to 3,149 shares on January 1, 2004 and as to 1,182 shares on January 1, 2005.

(3) Mr. Milner's incentive stock options are exercisable as to 2,290 shares on September 22, 1998, as to 3,149 shares on January 1, 1999 and as to 561 shares on January 1, 2000.

(4) Mr. Freeman's incentive stock options are exercisable as to 2,488 shares on September 22, 1998, as to 3,149 shares on January 1, 1999, and as to 363 shares on January 1, 2000.

(5) Mr. Noble's incentive stock options are exercisable as to 1,764 shares on September 22, 1998, as to 3,149 shares on January 1, 1999, and as to 1,087 shares on January 1, 2000.

     All options granted during the Company's last fiscal year were granted as Incentive Stock Options. The options may be exercised for cash or in lieu of cash, an option holder may tender shares of the Company's common stock previously held by the option holder. In permitting the exchange of stock upon exercise of options, the Incentive Stock Option Plan restricts the exercise of options with previously owned stock to shares held for a minimum of six months.

     The following table sets forth the number of shares acquired on exercise of stock options in the Company's last fiscal year, the aggregate dollar value realized on exercise of such options and the number and dollar value of unexercised options as of August 31, 1998 for the Company's executive officers named in the Summary Compensation Table above.


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES(1)


                                                                NUMBER OF                 VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                              VALUE        AT AUGUST 31, 1998(#)        AT AUGUST 31, 1998($)(2)
                       SHARES ACQUIRED       REALIZED    --------------------------    --------------------------
NAME                    ON EXERCISE(#)          ($)      EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------
Gerald C. Schleif           52,504           $379,891           -0-          -0-             n/a           n/a

Garry O. Ridge                 -0-                -0-        16,424       21,626         $   -0-       $   -0-

Graham P. Milner               500              3,813        20,668        6,000           1,701           -0-

Michael L. Freeman             750              6,128        11,850        6,000             -0-           -0-

William B. Noble               -0-                -0-        14,600        6,000             -0-           -0-


(1) All historical option grant information has been adjusted to account for the 2 for 1 stock split on July 11, 1997.

(2) The value of Unexercised In-the-Money Options at August 31, 1998 was determined based on the difference between the exercise price for such options and the closing price of $20.75 for the Company's shares as reported by The Nasdaq Stock Market.


SUPPLEMENTAL DEATH AND RETIREMENT BENEFIT PLANS

     Since 1984 the Board of Directors has adopted Supplemental Death Benefit Plans for certain key employees. Under the Death Benefit Plan agreements, a participating employee's designated beneficiary or the employee's estate will receive a death benefit equal to the employee's then current base salary in the event of death prior to retirement from the Company. No death benefit is payable if Retirement Benefits become due upon the employee's retirement under the Retirement Benefit Plan agreement.

     Since 1988 the Board of Directors has adopted Supplemental Retirement Benefit Plans for certain key employees. Under the Retirement Benefit Plan agreements, participating employees will receive retirement benefits in the event of the participant's retirement on or after a designated retirement date. The annual retirement benefit for participating employees will be equal to twenty-five percent (25%) of the employee's then current base salary, payable in quarterly installments over a period of fifteen years.

     All benefits under the plans will be subject to payroll taxes and required witholding for state and federal income taxes as deferred compensation. The benefits are funded by key man life insurance policies purchased and owned by the Company. The Board of Directors determines which key employees will participate in the plans and the amount of benefits payable for each participant. Outside directors do not participate in the plans.

    Based upon current (1999) base salaries, the death benefits and annual retirement benefits to be provided under the plans to the executive officers named in the Summary Compensation Table above are set forth below. Mr. Noble does not have a Supplemental Death Benefit Plan since he is entitled to similar benefits under the laws of the United Kingdom. The benefits shown for Mr. Schleif are in accordance with arrangements approved by the Board of Directors relating to his retirement in 1997. Such arrangement is described below under Retirement Arrangements. The retirement benefit will not be payable unless the executive officer retires with the Company on or after reaching the specified retirement age. In such event, the actual amount of the annual benefit will be dependent upon the executive's then current annual salary.

                                   DEATH            ANNUAL RETIREMENT         RETIREMENT
NAME                              BENEFIT               BENEFIT                   AGE
-------------------------------------------------------------------------------------------
Gerald C. Schleif                  n/a                    $52,000                n/a
Garry O. Ridge                  $275,000                   68,750                 65
Graham P. Milner                 149,100                   37,275                 65
Michael L. Freeman               143,800                   35,950                 65
William B. Noble                     -0-                   42,060                 65

RETIREMENT ARRANGEMENTS

     The Board of Directors approved certain financial arrangements for Gerald C. Schleif in connection with his retirement in 1997. Mr. Schleif received a severance bonus of $60,000 and a retirement benefit in lieu of the benefit that otherwise would have been payable to him pursuant to his Supplemental Retirement Benefit Plan described above had he been age 65 at retirement. His retirement benefit provides for payment of $52,000 per year for a period of fifteen years commencing January 1, 1998, payable in quarterly installments. He also received title to his company-owned automobile and continued medical, dental and vision insurance coverage is being provided for him and his spouse to age 65.

        COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation philosophy of the Company is to be competitive in the marketplace, to attract, retain, and motivate a highly qualified workforce. The Company uses compensation surveys, conducted by independent consultants, to provide data to support the development of competitive compensation plans which reinforce this philosophy. The Compensation Committee of the Board of Directors (the "Committee") determines compensation for the CEO and executive officers. The Committee also serves as the Stock Option Committee under the Company's 1981 and 1990 Incentive Stock Option Plans. In evaluating the CEO's performance, the Committee will measure the year's results against the specific goals set forth in the annual business plan. In addition to financial performance, the Committee considers factors important to the Company such as ethical business conduct, environmental responsiveness, and the general overall perception of the Company by financial and business leaders.

     The Committee is responsible for setting and administering the policies which govern executive compensation and the stock ownership programs of the Company. The members of the Committee are Daniel W. Derbes (Chairman), Jack
L. Heckel, C. Fredrick Sehnert and Edward J. Walsh.

     Compensation of the CEO and management's recommendations for all employees' compensation is reviewed annually by the Committee. Changes proposed for executive officers are evaluated and approved by the Committee on an individual basis and all other employees are reviewed as a group. As management responsibilities increase, a greater portion of compensation is driven by financial performance measures.

     There are four components in the Company's executive compensation program:

                  1. Base salary
                  2. Performance Incentive
                  3. Pension and Profit Sharing
                  4. Long-term Stock Options

     The Committee uses a ratio, which is reviewed periodically, to maintain what it believes to be the appropriate relationship between these components. The Committee has determined that compensation for the CEO and other executive officers should be weighted more heavily in favor of performance factors. Annual Performance Incentives could range between 0-50% of total cash compensation based on the level of achievement of the current fiscal year's business plan goals.

BASE SALARY

     Base salaries for the CEO and executive officers are established at the beginning of each fiscal year. Detailed position descriptions, scope and complexity of the position as well as external market factors are used to determine base salary levels. Independent compensation surveys such as Wyatt Data Services and William Mercer are the basis for these comparables and base salary levels are pegged at the 50-75th percentile for similar companies.
The companies included in these surveys do not necessarily include any of the companies included in the Peer Group identified with reference to the Stock Performance Graph that follows this report. Salary changes are based on guidelines established for all employees using individual performance and comparable adjustments from midpoint levels for the various job classifications. Mr. Ridge's base salary for fiscal year 1998 was $255,000. For fiscal year 1999 Mr. Ridge will receive a base salary of $275,000, an increase of 7.8%.

PERFORMANCE INCENTIVE

     The Performance Incentive is that portion of the annual compensation for each executive officer that is related to and contingent upon the individual's contribution and performance and upon the performance of the Company as a whole. Consideration is also given to the performance of any business units under his or her management. The Performance Incentive bonus can range anywhere from 0-50% of total compensation based primarily on the level of business plan achievement. In this way, the Company seeks to encourage continuing focus on increasing the Company's revenue and profitability and shareholder value while at the same time motivating its executive officers to perform to the fullest extent of their abilities. Mr. Ridge's Performance Incentive compensation for fiscal year 1998 was 38% of his total cash compensation.

PENSION AND PROFIT SHARING PLANS

     Since 1963 the Company has maintained tax qualified Pension and Profit Sharing Plans for the benefit of all full time employees, including executive officers. The Company's present Plans include a Money Purchase Pension Plan providing for required contributions for participating employees equal to 10% of their covered compensation, a Profit Sharing Plan providing for discretionary contributions which will be generally limited to 5% of covered compensation and a 401(k) Employee Stock Ownership Plan which allows employees to defer up to 6.6% of covered compensation and provides a matching contribution equal to one-half of the amounts deferred. The Plans serve to provide Company employees with tax-advantaged retirement savings and to focus the attention of employees on profits and the effective use of assets.

LONG-TERM STOCK OPTIONS

     The Company has employed stock options as a means of providing long-term compensation to its key employees for many years. Options are granted at the beginning of each fiscal year to executive officers and other employees based upon the level of management responsibility. Option grants are not generally based on prior performance or results of operation. The Company's Stock Option Plan has been established to:

     a. Focus attention on corporate strategic business direction; and

     b. Increase ownership and retention in the Company's stock, thereby aligning the interests of the participant employees with those of the Company's shareholders.

     For fiscal year 1999, the Stock Option Committee granted options to purchase a total of 175,600 shares to company employees (56) at $23.06 per share on September 29, 1998. In 1997 the Board of Directors significantly increased the number of employees participating in the Stock Option Plan. This increase is due to increased employment as well as a decision to broaden the scope of the Plan to include lower level management employees. The Board of Directors believes that wider participation will further enhance employee productivity, loyalty and commitment as well as provide more employees with an opportunity to benefit from increasing share values.

     Mr. Ridge received options to purchase 16,000 shares on September 29, 1998. Options granted in September 1997 to Mr. Ridge and executive officers are set forth in the Stock Option Table included above.

     The Committee believes the Company has a unique overall compensation plan which fulfills current Company philosophy and which historically has been successful in producing increased shareholder value.

                                         Daniel W. Derbes (Chairman)
                                         Jack L. Heckel
                                         C. Fredrick Sehnert
                                         Edward J. Walsh

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on the Company's Common Shares with the cumulative total return of a Peer Group of consumer product companies and the Standard & Poor's 500 Composite Stock Index (the "S&P 500 Index") for the five fiscal years ending August 31, 1998. The comparison assumes $100 was invested on August 31, 1993 in the Company's Common Shares and in each of the indices.

                              Year Ended August 31

                1993       1994       1995       1996       1997       1998
WD-40 Company   100.00      90.31      98.37     110.20     139.95     111.96
Peer Group      100.00     106.99     117.16     131.16     179.09     162.54
S&P 500 Index   100.00     105.49     128.07     152.06     213.81     231.14

     The Peer Group returns are based upon beginning-of-year market capitalization weighting of the cumulative returns for the following 15 consumer product companies: Alberto-Culver Co., Church & Dwight, Inc., Enesco Group, Inc. (formerly Stanhome, Inc.), First Brands Corp., Kimball International, Lancaster Colony Corp., La-Z-Boy Chair Co., National Presto Industries, Inc., NCH Corp., Oneida Ltd., RPM Inc.-Ohio, Royal Appliance Manufacturing Co., Scotts Company, Valspar Corp. and Wynn's International, Inc.

                 RATIFICATION OF INDEPENDENT ACCOUNTANTS

     WD-40 Company shareholders will vote to ratify the selection of PricewaterhouseCoopers LLP as WD-40 Company's independent accountants. A majority of the votes of the Common Shares present or represented at the meeting is required for approval. Broker non-votes will be voted in favor of approval. PricewaterhouseCoopers LLP acted as the Company's independent accountants during the past fiscal year and will continue to act in such capacity during the current fiscal year. It is anticipated that a representative of PricewaterhouseCoopers LLP will attend the Annual Meeting of Shareholders, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     The Company's independent accountants perform audit services (which include reading filings with the Securities and Exchange Commission as well as quarterly and annual reports), tax-related services, and certain corporate finance-related services for the Company. Before audit services are performed, the Audit Committee approves an estimated fee. The possible effect on the independence of the accountants is considered by the Audit Committee. There is no direct or indirect understanding or agreement that places a limit on current or future years' audit fees.

                        SHAREHOLDER PROPOSALS

     Shareholder proposals must be received by the Company not later than July 15, 1999 to be included in the Proxy Statement and form of Proxy for the next annual meeting.

                                            By Order of the Board of Directors
                                                             Harlan F. Harmsen
                                                                     Secretary

Dated: November 12, 1998

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OR FORMS OF PROXY IN THE ENCLOSED ENVELOPE.

PROXY                           WD-40 COMPANY                            PROXY
                              1061 Cudahy Place
                             San Diego, CA  92110

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking previous proxies for such stock, hereby appoints John S. Barry and Harlan F. Harmsen, and each of them, proxies of the undersigned, with power of substitution to each, to vote all stock of WD-40 Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Copley Auditorium, San Diego Museum of Art, Balboa Park, San Diego, California, on Tuesday, December 15, 1998 at 2:00 p.m. and at any adjournments thereof.

                                                     Please mark, sign, date
                                                     and return the proxy card
                                                     promptly using the
                                                     enclosed envelope.

                                 WD-40 COMPANY
       PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                             ]

1.  ELECTION OF DIRECTORS: NOMINEES:
    01-J.S. Barry, 02-M.L. Crivello, 03-D.W. Derbes, 04-H.F. Harmsen, 05-J.L. Heckel, 06-G.O. Ridge, 07-M.L. Roulette, 08-G.C. Schleif, 09-C.F. Sehnert, 10-E.J. Walsh
    (INSTRUCTIONS: To withhold authority to vote for any nominee(s), write that nominee's name on the space provided below.)

    --------------------------------------------------------------------------

     / / For All         / / Withhold for All             / / For All Except


2. Ratifying the selection of PricewaterhouseCoopers LLP as the Company's independent accountants for fiscal year 1999.

                     / / For      / / Against      / / Abstain


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


Dated:                                   , 1998
          -------------------------------
Signature:
          -------------------------------------

Title:
          -------------------------------------

Important: Please sign exactly as name appears on this proxy. When signing as attorney, executor, trustee, guardian, corporate officer, etc., please indicate full title.

Control Number

-------------------------


                               VOTE BY TELEPHONE
                  Call - Toll Free - On a Touch Tone Telephone
                          1-800-678-5291 - ANYTIME
                      There is NO CHARGE for this call

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card, and gives them discretion to vote on such other matters as may properly come before the meeting.

You will be asked to enter a Control Number which is located in the box on the left side of this form. IF YOU ENTER YOUR CONTROL NUMBER, BUT DO NOT MAKE A CHOICE ON ANY ITEM, YOUR SHARES WILL BE VOTED FOR ITEM 1 AND ITEM 2.

OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS: PRESS 1

WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH ITEM SEPARATELY, PRESS 0. YOU WILL
           HEAR THESE INSTRUCTIONS:

     ITEM 1: To vote FOR ALL nominees, press 1;
             to WITHHOLD FOR ALL nominees, press 9

             To WITHHOLD FOR AN INDIVIDUAL nominee,
             Press 0 and listen to the instructions

     ITEM 2: To vote FOR, press 1; AGAINST, press 9: ABSTAIN, press 0

WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

     If you vote by telephone, DO NOT mail back your proxy.

                             THANK YOU FOR VOTING.